Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and between TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (the “Company”) and Risheng Li (the “Executive”), to be effective as of the Merger Effective Date (the “Effective Date”), as such term is defined in that certain Business Company Agreement, dated the date hereof, by and among the Company, TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and wholly owned subsidiary of the Company, and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Target”) (the “Merger Agreement”). In the event the Closing (as defined in the Merger Agreement) does not occur for any reason, this Agreement will be void ab initio and of no force or effect.

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company, including with respect to the Target and its Subsidiaries; and

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer of the Company following the Closing and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Employment

1.1            Position. Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as its Chief Executive Officer. In addition, for so long as the Executive is employed by the Company, the Executive will serve as a director or officer of one or more of the Company’s Subsidiaries as may be required from time to time, in each case, without further compensation. Effective immediately upon termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned from all such positions and offices the Executive may then hold at the Company or any of its Subsidiaries.

1.2            Duties. The Executive agrees to perform the duties of the Executive’s position and such other duties as may reasonably be assigned to the Executive by the Board from time to time. The Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Subsidiaries and to the discharge of the Executive’s duties and responsibilities for them; provided, that the Executive’s service as a director, trustee or committee member of civic or charitable organizations or of any for-profit organization which is not in the same competitive space as the Company or its Subsidiaries or for those entities with whom Executive has a pre-existing relationship, which are listed on Exhibit A hereto will not be in violation of the foregoing, in each case, to the extent such service does not interfere in any material respect with the effective discharge of the Executive’s duties and responsibilities hereunder, create a conflict of interest or violate the Executive’s obligations under Section 3 hereof.

1.3            Compliance with Policy. The Executive agrees that, while employed by the Company, the Executive will comply with all applicable policies, practices and procedures, and codes of ethics or business conduct of the Company or any of its Subsidiaries, as in effect from time to time.

2.	Compensation and Benefits

During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Subsidiaries, the Company will provide the Executive the following compensation and benefits:

2.1            Base Salary. From and after the Effective Date, the Company will pay the Executive a base salary at the rate of US$200,000 per year, payable in accordance with the ordinary payroll practices of the Company and subject to adjustment from time to time by the Board in its discretion (as adjusted from time to time, the “Base Salary”).

2.2            Annual Bonus. The Executive will be eligible to earn an annual bonus (the “Annual Bonus”) for each fiscal year completed during the Executive’s employment hereunder, in a target amount of fifty percent (50%) of the Base Salary (for the first year, only with respect to the Base Salary payable from and after the Effective Date). The actual amount of any Annual Bonus will be determined by the Board in its discretion, based on financial, operational, individual and/or other targets established by the Board. In order to be eligible to receive any Annual Bonus hereunder, the Executive must be employed through the date such Annual Bonus is paid, except as otherwise provided in Section 5.2.

2.3            Employee Benefits. The Executive will be entitled to participate in all employee benefit plans as in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

2.4            Vacations. The Executive will be eligible to accrue vacation time in accordance with the policies of the Company as in effect from time to time, which vacation time will be in addition to any holidays observed by the Company. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company. Vacation otherwise will be subject to the policies of the Company as in effect from time to time.

2.5            Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to any expense reimbursement policies of the Company as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year will not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to payment or reimbursement will not be subject to liquidation or exchange for any other benefit.

3.	Confidential Information and Restricted Activities

3.1            Confidential Information. During the course of the Executive’s employment with the Company, the Executive has learned and will continue to learn of Confidential Information and has developed and will continue to develop Confidential Information on behalf of the Company and its Subsidiaries. The Executive agrees not to use or disclose to any Person (except as required or permitted by applicable law or for the proper performance of the Executive’s regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to the Executive’s employment or any other association with the Company or any of its Subsidiaries (including, for the avoidance of doubt, any such information acquired with respect to the Executive’s employment with SAITECH Limited or its Subsidiaries prior to the Effective Date). The Executive agrees that this restriction will continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity; and (ii) the Executive will not be held criminally or civilly liable under any federal, national, provincial, state or local trade secret law for disclosing a trade secret (A) in confidence to a national, federal, provincial, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding, provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses or discloses trade secrets by unauthorized means.

3.2            Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Subsidiaries, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, will be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. The Executive also agrees to disclose to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary to obtain access to any Confidential Information or Company information that the Executive has password-protected on any computer equipment, network or system of the Company or any of its Subsidiaries.

3.3            Assignment of Rights to Intellectual Property. The Executive will promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation and the provision of good faith testimony in person or by declaration or affidavit) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Subsidiaries for time spent in complying with these obligations. All copyrightable works that the Executive creates during the Executive’s employment will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

3.4            Restricted Activities. The Executive agrees to the following restrictions on the Executive’s activities during and, to the extent applicable, after the Executive’s employment, and further agrees that such restrictions are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Subsidiaries:

(a)            Non-Competition. While the Executive is employed by the Company and for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason (collectively, the “Restricted Period”), the Executive will not, directly or indirectly, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, undertake any planning to compete with, or assist or encourage any other Person in competing with or undertaking any planning to compete with, the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to work for or provide services to, in any capacity, whether with or without compensation, any Person that is engaged in any business anywhere that is competitive with the business of the Company or any of its Subsidiaries, as conducted or in active planning at any time during the Executive’s employment with the Company. Notwithstanding the foregoing, in no event shall ownership of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered or listed on any securities exchange or recognized securities market anywhere in the world so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as an equity holder thereof.

(b)            Non-Solicitation of Business Partners. During the Restricted Period, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them; or (ii) seek to persuade any such customer, vendor, supplier or business partner, or any prospective customer, vendor, supplier or business partner of the Company or any of its Subsidiaries, to conduct with anyone else any business or activity that such Person conducts or could conduct with the Company or any of its Subsidiaries.

(c)            Non-Solicitation of Employees and Other Service Providers. During the Restricted Period, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, hire or engage any employee of the Company or any of its Subsidiaries. While the Executive is employed by the Company, except as required for the proper performance of the Executive’s regular duties and responsibilities hereunder, the Executive will not, directly or indirectly, and will not assist or encourage any other Person to, (i) solicit for hiring or engagement any employee of the Company or any of its Subsidiaries or seek to persuade any such employee to discontinue employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Subsidiaries to terminate, diminish or otherwise change in any manner adverse to the Company or any of its Subsidiaries his, her or its relationship with any of them.

3.5            Enforcement. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3, that the Executive has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Subsidiaries would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond. In the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Subsidiaries will have the right to enforce all of the Executive’s obligations to that Subsidiary under this Agreement, including, without limitation, pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Subsidiaries, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Subsidiaries, will operate to excuse the Executive from the performance of the Executive’s obligations under this Section 3.

4.	Termination of Employment

The Executive’s employment under this Agreement will continue until terminated pursuant to this Section 4.

4.1            In General. The Executive’s employment may be terminated by the Company or by the Executive at any time upon sixty (60) days’ prior written notice to the other party; provided, however, that the Board may elect to waive such notice period or any portion thereof, in which case the Company will continue to pay the Base Salary for that portion of the notice period so waived.

4.2            Termination by the Company for Cause. Notwithstanding the provisions of Section 4.1, the Company may terminate the Executive’s employment immediately for Cause upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial misconduct in the performance of, the Executive’s duties and responsibilities for the Company or any of its Subsidiaries which causes material harm to the Company; (ii) the Executive’s material and demonstrable breach of any provision of Section 3 or of any other confidentiality, invention assignment, or other restrictive covenant obligation set forth in any written agreement by and between the Executive and the Company or any of its Subsidiaries; (iii) the Executive’s material and demonstrable breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Subsidiaries; (iv) the Executive’s material violation of any applicable policy or code of conduct of the Company or any of its Subsidiaries which violation causes material reputational or financial harm to the Company; or (v) the Executive’s indictment for, or plea of nolo contendere to, any felony or any crime involving moral turpitude. Notwithstanding anything to the contrary in the foregoing, a circumstance otherwise giving rise to Cause pursuant to the foregoing clause (i), (ii), (iii) or (iv), if capable of cure, will not constitute Cause if cured by the Executive within ten (10) days following the Company’s notice to the Executive thereof; provided, however, that the Company will not be required to provide any such notice or opportunity to cure with respect to any subsequent substantially similar or related conduct.

4.3            Resignation by the Executive for Good Reason. Notwithstanding the provisions of Section 4.1, the Executive may terminate the Executive’s employment for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material reduction in Base Salary, other than an across-the-board reduction applicable to similarly situated executives of the Company; (ii) a permanent relocation of the Executive’s principal place of business that increases the Executives commute by more than sixty (60) miles in a single direction; or (iii) a material diminution of Executive’s duties, authorities or responsibilities; provided, in each case, that (x) the Executive provides the Company with written notice of the circumstance constituting Good Reason within twenty (20) days following the Executive’s first knowledge thereof, (y) the Company fails to cure such circumstance within twenty (20) days following the receipt of such notice and (z) the Executive actually terminates employment within twenty (20) days following the expiration of such cure period.

4.4            Death and Disability. The Executive’s employment will terminate automatically in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Subsidiaries (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question arises as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive will, at the Company’s request, submit to a medical examination by a physician selected by the Company, and to whom the Executive or the Executive’s guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination will be conclusive of the issue for purposes of this Agreement. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue will be binding on the Executive.

5.	Other Matters Related to Termination

5.1            Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company will pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates (the “Termination Date”); (ii) compensation at the rate of the Base Salary for any vacation time accrued in accordance with the policies of the Company but not used as of the Termination Date; and (iii) reimbursement, in accordance with Section 2.5 hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the Termination Date, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Termination Date and that such expenses are reimbursable under Company policies then in effect (all of the foregoing, the “Final Compensation”). Except as otherwise provided in the foregoing clause (iii), the Final Compensation will be paid to the Executive immediately upon termination of employment.

5.2            Severance Payments. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the provisions of Section 5.3, the Company will pay the Executive, in addition to the Final Compensation, severance payments as provided in this Section 5.2 (collectively, the “Severance Payments”).

(a)            Termination Other than in Connection with a Change of Control. Except as otherwise provided in Section 5.2(b), the Severance Payments will include (i) payment in an amount equal to twelve months Base Salary, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the twelve (12) months following the Termination Date; (ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs, payable at the same time bonuses otherwise are paid to active employees of the Company; and (iii) payment of premiums for continued health benefits under the Company’s health plans for Executive and his dependants, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) twelve (12) months following the Termination Date and (B) the first date on which the Executive becomes eligible to receive health insurance coverage from another employer.

(b)            Termination in Connection with a Change of Control. Notwithstanding the provisions of Section 5.2(a), in the event such termination occurs within the three (3) months prior to or twelve (12) months following the date of a Change of Control (and in the case of a termination by the Company without Cause that occurs prior to such Change of Control, solely to the extent such termination results from the request of another party to the Change of Control transaction), the Severance Payments will include (i) payment in an amount equal to (A) fifteen (15) months’ Base Salary plus (B) the target amount of the Annual Bonus for the fiscal year in which the termination occurs, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company over the fifteen (15) months following the Termination Date; (ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the year in which the termination occurs, payable at the same time bonuses otherwise are paid to active employees of the Company; (iii) payment of premiums for continued health benefits under the Company’s health plans for Executive and his dependants, payable in the form of salary continuation in accordance with the ordinary payroll practices of the Company until the earlier of (A) fifteen (15) months following the Termination Date and (B) the first date on which the Executive becomes eligible to receive health insurance coverage from another employer; and (iv) notwithstanding anything to the contrary in the Company’s incentive equity plans or any applicable award agreement, the Executive’s equity awards under such plans that are outstanding and unvested as of the Termination Date will become fully vested effective as of the Release Date (as defined below).

5.3            Conditions to and Timing of the Severance Payments. Any obligation of the Company to provide the Severance Payments is conditioned on the Executive signing and returning to the Company, without revocation, a timely and effective separation agreement containing a general release of claims and other customary terms in a form reasonably satisfactory to the Company (the “Release”). The Release must become effective, if at all, by the sixtieth (60th) calendar day following the Termination Date (the date the Release so becomes effective, the “Release Date”). Provided the foregoing conditions are satisfied, the first installment of the Severance Payments will be paid on the Company’s next regular payroll date at least five (5) business days following the Release Date, the amount of which will be retroactive to the Termination Date.

5.4            Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at the Executive’s own cost, the Executive’s participation in all employee benefit plans will terminate in accordance with the terms of the applicable benefit plans based on the Termination Date, without regard to any continuation of the Base Salary or other payment to the Executive following such termination, and the Executive will not be eligible to earn vacation or other paid time off following such termination.

5.5            Survival. The provisions of this Agreement will survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under Section 3. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other will cease, except as otherwise expressly provided in this Agreement.

6.	Certain Definitions

For purposes of this Agreement, the following definitions apply:

“Board” means the board of directors of the Company or any committee thereof, as applicable.

“Change of Control” has the meaning ascribed to such term in the Company’s 2021 Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations and guidance promulgated thereunder.

“Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Subsidiaries from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain other than through the Executive’s breach of the Executive’s obligations under this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries.

“Intellectual Property” means all Inventions conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Subsidiaries or to any prospective activity of the Company or any of its Subsidiaries or that result from any work performed by the Executive for the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.

“Invention” means any invention, discovery, design, development, improvement, method, process, procedure, plan, project, system, technique, strategy, information, composition, know-how, work, concept or idea, or any modification or derivative of any of the foregoing (whether or not patentable or copyrightable or constituting a trade secret).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

7.	No Conflicting Agreements

The Executive hereby represents and warrants that the signing of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations hereunder. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.	Miscellaneous

8.1            Notices. Any notices provided for in this Agreement will be in writing and will be effective when delivered in person or sent by the United States mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

8.2            Withholding. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

8.3            Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Subsidiaries (for the avoidance of doubt, following the Closing, including Target) or to any Person with whom the Company hereafter effects a reorganization, consolidation or merger, or to whom the Company hereafter transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon the Executive and the Company and each of their respective successors, executors, administrators, heirs and permitted assigns.

8.4            Severability. If any portion or provision of this Agreement is declared illegal or unenforceable to any extent by a court of competent jurisdiction, to any extent, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

8.5            Other Matters. This Agreement sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, relating to the same. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision herein. This Agreement may be executed in counterparts (and may be delivered by email or other electronic means), each of which will be an original and all of which together will constitute one and the same instrument. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. The Executive and the Company agree to submit to the exclusive jurisdiction of the courts of or in the State of Delaware in connection with any dispute arising out of or otherwise related to this Agreement or the Executive’s employment with the Company, in whole or in part, and agree that any such dispute will be brought and maintained solely in such courts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRADEUP GLOBAL CORPORATION

By:	/s/ Huang Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

Accepted and agreed:

/s/ Risheng Li
Risheng Li

[Signature Page to Employment Agreement]

Exhibit A

Certain Permitted Activities

NONE

[Exhibit A]